EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Cazador Acquisition Corporation Ltd.

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 6 to the Registration Statement on Form F-1 of our report dated June 24, 2010, except for Note 9, which the date is October 5, 2010, relating to the financial statements of Cazador Acquisition Corporation Ltd., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/ BDO USA, LLP (formerly BDO Seidman, LLP)

San Juan, Puerto Rico
October 5, 2010

Stamp No. 2562461 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.